Exhibit 3.1.79

Amended and Restated

Articles of Organization

of

OS Developers, LLC

The undersigned, acting as the sole member of OS Developers, LLC, a Florida limited liability company (the “Company”), whose Articles of Organization were originally field with the Florida Department of State on September 27, 1999, adopts the following Amended and Restated Articles of Organization of the Company:

Article I. –Name. The name of the Company is: OS Developers, LLC.

Article II. –Address. The mailing address and street address of the principal office of the Company is: c/o OS Realty, Inc., 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607.

Article III. –Registered Office and Agent. The street address of the registered office of the Company is 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607, and the name of the registered agent is: Joseph J. Kadow.

These Amended and Restated Articles of Organization are being filed pursuant to Section 608.411 of the Florida Statutes and have been duly executed by the undersigned sole member of the Company on this ___ day of _________________, 2003. In addition, the substituted Member has received a copy of a written agreement specifying all terms and conditions of the proposed admission, signed by all applicable parties.

OUTBACK STEAKHOUSE OF FLORIDA, INC., its initial Managing Member, Withdrawing Member		OS REALTY, INC., its sole Managing Member, Substituted Member

By:	/s/ Joseph J. Kadow	By:	/s/ Joseph J. Kadow
	Joseph J. Kadow, Senior Vice President		Joseph J. Kadow, Vice President

Acceptance by Registered Agent

Having been named Registered Agent and to accept service of process for the above-stated Company, at the place designated in these Amended and Restated Articles of Organization, Joseph J. Kadow hereby (a) accepts the appointment as registered agent and agrees to act as registered agent for the Company, (b) agrees to comply with the provision of all statutes relating to the proper and complete performance of his duties as registered agent, and (c) confirms that he is familiar with and accepts the obligations of his position as registered agent.

/s/ Joseph J. Kadow
JOSEPH J. KADOW

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